Exhibit 99.1

Red River Bancshares, Inc. Announces Quarterly Cash Dividend

Alexandria, Louisiana—February 27, 2020 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) today announced that on February 27, 2020, its board of directors declared a quarterly cash dividend in an amount equal to $0.06 per common share. The cash dividend is payable on March 26, 2020, to shareholders of record as of the close of business on March 16, 2020. This dividend marks the Company’s first quarterly dividend, transitioning from its historical practice of paying dividends on an annual basis as it has done since 2018.

About Red River Bancshares, Inc.

Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 24 banking centers throughout Louisiana. Banking centers are located in the following Louisiana markets: Central Louisiana, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; Southwest Louisiana, which includes the Lake Charles MSA; and the Northshore, which includes Covington.

Contact:

Amanda W. Barnett

Senior Vice President, General Counsel and Corporate Secretary

318-561-5861

abarnett@redriverbank.net

Source: Red River Bancshares, Inc.

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